Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into effective as of September 9, 2010 (the "Effective Date"), by and between Gulf United Energy, Inc., a Nevada corporation (the "Company"), and John B. Connally III ("Employee").

WHEREAS, the Company wishes to employ Employee and Employee wishes to be employed by the Company; and

WHEREAS, the Company and Employee desire to enter into an agreement reflecting the terms of the employment relationship, including the termination thereof;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby employs Employee, and Employee will hereby be employed by the Company, on the terms and conditions set forth in this Agreement.

2. Term of Employment. Subject to the provisions for earlier termination provided in this Agreement, the term of this Agreement shall begin on September 9, 2010 and shall terminate on August 31, 2013 (the “Term”).

3. Employee’s Duties. During the Term, Employee shall serve as Chief Executive Officer and President, with such duties and responsibilities as may from time to time be assigned to him by the board of directors of the Company (the “Board”), provided that such duties are consistent with the customary duties of such position. During the Term, Employee shall serve as a member and Chairman of the Board. Employee agrees to devote his business time, skill and attention to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently his duties and responsibilities. Employee shall not, either directly or indirectly, enter into any business or employment with or for any person, firm, association or corporation other than the Company during the Term; provided, however, that Employee shall not be prohibited from (i) engaging in charitable activities and community affairs, (ii) serving, with the prior approval of the Company’s Board, on the boards of a reasonable number of business entities, trade associations and charitable organizations, (iii) and managing his personal investments and affairs related to another business or companies (either as a principal, partner, shareholder, or member of such business), or (iv any other such positions approved by the Board; provided that such activities do not either individually or in the aggregate materially interfere with the performance of his duties hereunder. Employee shall at all times observe and comply with all lawful directions and instructions of the Board.

4. Compensation.

(a) Inducement Stock. As an inducement to Employee to enter into this Agreement, the Company will issue Employee 2,700,000 shares (“Inducement Stock”) of Company restricted common stock (“Restricted Stock”).

(b) Base Compensation. For services rendered by Employee under this Agreement, the Company shall pay to Employee a base salary of $360,000 per annum (“Base Compensation”). The Base Compensation is payable in accordance with the Company’s customary payroll practices and subject to customary withholdings, including share withholdings as described in Section 14(b) hereof. The amount of Base Compensation shall be reviewed by the Board on an annual basis as of the close of each fiscal year of the Company and may be increased as the Board may deem appropriate. In the event the Board (or, if established, the compensation committee thereof) deems it appropriate to increase Employee’s annual base salary, said increased amount shall thereafter be the “Base Compensation.” Employee’s Base Compensation, as increased from time to time, may not thereafter be decreased unless agreed to by Employee. Nothing contained herein shall prevent the Board from paying additional compensation to Employee in the form of bonuses or otherwise during the Term.

5. Bonus. With respect to each full fiscal year during the Term, the Board in its sole discretion may grant the Employee a discretionary bonus (“Bonus”). The target bonus for each year shall be equal to the Base Compensation; however, the Board may grant a maximum Bonus of up to 100% of the Base Compensation payable in the form and in accordance with the Company’s customary payroll practices for its annual bonuses for its executives and subject to customary withholdings.

6. Additional Benefits. In addition to the Base Compensation provided for in Section 5 herein, Employee shall be entitled to the following:

(a) Expenses. The Company shall, in accordance with any rules and policies that it may establish from time to time for executive officers, reimburse Employee for business expenses reasonably incurred in the performance of his duties. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation, and shall be reimbursed in accordance with the Company’s rules and policies as in effect from time to time and as set forth in Section 8(k)(iii) below.

(b) Vacation. Employee shall be entitled to five (5) weeks of vacation per year, without any loss of compensation or benefits. Employee shall not be entitled to compensation for, or to carry forward, any unused vacation time.

(c) General Benefits. Employee shall be entitled to participate in the various employee benefit plans or programs, if any, provided to the officers of the Company in general, including but not limited to, health, dental, disability and life insurance plans, subject to the eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Board during the Term. Nothing in this paragraph shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described in this Section 6, provided the change similarly affects all executive officers of the Company similarly situated.

(d) Corporate Change. Upon the occurrence of a “Corporate Change” as hereinafter defined, Employee shall be considered as immediately and totally vested in any and all Restricted Stock, stock options or other similar equity or equity-based awards previously made to Employee by the Company or its subsidiaries under a “Long Term Incentive Plan” or other grant duly adopted by the Board or the Compensation Committee thereof (such Restricted Stock, options or similar awards are hereinafter collectively referred to as “Awards”); provided, however, with respect to Awards that are deferred compensation subject to Code Section 409A, such accelerated vesting shall not cause an acceleration of a payment or result in a change in form of payment that would violate Code Section 409A. For purposes of this Agreement, a “Corporate Change ” shall occur if (i) the Company (A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board, or (ii) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 30% or more of the outstanding shares of the Company’s voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board, or (iii) the Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to applicable corporate law; or (iv) during a period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board, and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office, who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (v) any other event that a majority of the Board, in its sole discretion, shall determine constitutes a Corporate Change hereunder.

7. Confidential Information. Employee, during the Term, will have access to and become familiar with confidential information, secrets and proprietary information concerning the business and affairs of the Company, its controlled subsidiaries and other controlled entities, including client and customer information, information concerning their products, patent rights and know-how, and other technical information, business strategies and pricing information, and other confidential and/or proprietary information (collectively, “Confidential Information”). Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of Employee’s improper or unauthorized disclosure of such information in violation of this Agreement. As to such Confidential Information, Employee agrees as follows:

(a) During the Term or at any time following the termination of this Agreement, Employee will not, directly or indirectly, without the prior written consent of the Company (1) disclose or permit the disclosure of any such Confidential Information, or (2) use, reproduce or distribute, or make or permit any use, reproduction or distribution of, directly or indirectly, any such Confidential Information, except for any disclosure, use, reproduction or distribution that is required in the course of his employment with the Company, its controlled subsidiaries or other controlled entities.

(b) If, during the Term or at any time following the termination of this Agreement, Employee is requested or required (by oral question or request for information or documents, in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Employee agrees to notify the Company immediately in writing of the request or requirement so that the Company may seek an appropriate protection order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver under this Agreement, Employee is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Employee may disclose such Confidential Information to the tribunal; provided, however, that Employee shall use his commercially reasonable best efforts to obtain a court order or other assurance that confidential treatment will be accorded to such Confidential Information.

(c) Upon termination of employment of Employee, for whatever reason, Employee shall surrender to the Company any and all documents, manuals, correspondence, reports, records and similar items then or thereafter coming into the possession of Employee which contain any Confidential Information of the Company or its controlled subsidiaries or other controlled entities.

(d) Employee recognizes and acknowledges that the obligations of Employee contained in Section 7 of this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, and that any breach or violation of any of the provisions of such Section is likely to result in irreparable injury to the Company for which the Company would have no adequate remedy at law. Employee agrees that if Employee shall breach or violate Section 7 of this Agreement, the Company shall be entitled, if it so elects, to institute and prosecute proceedings at law or in equity, including, but not limited to, a proceeding seeking injunctive relief, to obtain damages with respect to such breach or violation, to enforce the specific performance of Section 7 this Agreement by Employee, or to enjoin Employee from engaging in any activity in violation of Section 7 of this Agreement. Employee acknowledges that in the event of any such breach or violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, and to an equitable accounting of all earnings, profits, and other benefits arising from any such breach or violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Employee agrees that in the event of any such violation, an action may be commenced for preliminary or permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Harris County, Texas, or in any other court of competent jurisdiction. Employee waives, to the fullest extent permitted by law, any objection that Employee may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Employee agrees that effective service of process may be made upon Employee under the notice provisions contained in Section 11 of this Agreement. Employee further agrees that the existence of any claim or cause of action against the Company, whether predicated upon a breach or violation by the Company of this Agreement or any other contract or agreement between Employee and the Company, shall not constitute or be asserted as a defense to the enforcement by the Company to the provisions of this Section relating to the Company’s right to injunctive or other equitable relief for Employee’s breach or violation of Section 7 of this Agreement.

8. Termination. This Agreement may be terminated prior to the end of the Term as set forth below:

(a) Resignation (other than for Good Reason). Employee may resign, including by reason of retirement, his position at any time by providing written notice of resignation to the Company in accordance with Section 11 hereof. In the event of such resignation, except in the case of resignation for Good Reason (as defined below), this Agreement shall terminate and Employee shall not be entitled to further compensation pursuant to this Agreement other than payment for (i) any unpaid Base Compensation or unpaid Bonus accrued hereunder as of Employee’s employment termination date, and (ii) any unpaid reasonable business expenses incurred prior to Employee’s employment termination date, subject to the Company’s expense reimbursement rules and policies as in effect from time to time (the “Accrued Amounts”). Accrued Amounts, if any, shall be paid to Employee in accordance with the Company’s customary payroll practices as in effect from time to time, but in no event later than fifteen (15) days following Employee’s termination of employment.

(b) Death. If Employee’s employment is terminated due to his death, this Agreement shall terminate and the Company shall have no obligations to Employee or his estate, beneficiaries or legal representatives with respect to this Agreement other than payment of the Accrued Amounts, if any. Accrued Amounts, if any, shall be paid to Employee in accordance with the Company’s customary payroll practices as in effect from time to time but in no event later than 15 days following Employee’s termination of employment on account of death. Notwithstanding the foregoing, in the event of his death, Employee shall be considered as immediately and totally vested in any and all outstanding Awards previously granted to Employee by Company or its subsidiaries; provided, however, with respect to Awards that are deferred compensation subject to Code Section 409A, such accelerated vesting shall not cause an acceleration of a payment or result in a change in form of payment that would violate Code Section 409A.

(c) Discharge.

(i) The Company may terminate Employee’s employment in the event of Employee’s Misconduct or Disability (both as defined below) only upon written notice thereof delivered to Employee in accordance with Section 8(f) and Section 11 hereof. In the event that Employee’s employment is terminated during the Term by the Company for any reason other than his Misconduct or Disability (both as defined below), then, except as provided in Section 8(k)(i) below, (A) the Company shall pay in lump sum in cash to Employee, within fifteen (15) days following the expiration of the revocation period for the Release (as defined below), but in no event later than the fifteenth (15th) day of the third month following the year in which the Date of Termination occurs, an amount equal to the product of (x) Employee’s Base Compensation as in effect immediately prior to Employee’s termination, multiplied by (y)  three, (B) for three years following the expiration of the revocation period for the Release, the Company, at its cost, shall provide or arrange to provide Employee (and, as applicable, Employee’s dependents) with accident and group health insurance benefits substantially similar to those which Employee (and Employee’s dependents) were receiving immediately prior to Employee’s termination (if any); provided, however, the welfare benefits otherwise receivable by Employee pursuant to this clause (B) shall be reduced to the extent comparable welfare benefits are actually received by Employee (and/or Employee’s dependents) during such period under any other employer’s welfare plan(s) or program(s), with Employee being obligated to promptly disclose to the Company any such comparable welfare benefits; and provided, further, however, that for the avoidance of doubt, the COBRA continuation period shall run concurrently with the period set forth in this Clause (B). In addition to the aforementioned compensation and benefits, (C) the Company shall pay in lump sum in cash to Employee, within fifteen (15) days following the expiration of the revocation period for the Release, but in no event later than the fifteenth (15th) day of the third month following the year in which the Date of Termination occurs, an amount equal to the product of (x) Employee’s average Bonus paid by the Company during the most recent two (2) years immediately prior to the date of termination, multiplied by (y) three and (D) Employee shall be considered as immediately and totally vested in any and all Awards previously granted to Employee by Company or its subsidiaries; provided, however, with respect to Awards that are deferred compensation subject to Code Section 409A, such accelerated vesting shall not cause an acceleration of a payment or result in a change in form of payment that would violate Code Section 409A. With respect to benefits set forth under Clause (B) above, all insurance premiums and/or benefits payments made by the Company with respect to such benefits shall be made so as to be exempt from Section 409A of the Code and, for purposes thereof, each such payment shall be treated as a separate payment under Section 409A of the Code. To the extent any such payments are not exempt from Section 409A of the Code (i.e., they constitute “nonqualified deferred compensation” subject to Section 409A of the Code), such payments shall be paid by the Company according to a fixed schedule consisting of monthly installment payments. If the Company’s pre-tax payment of the premiums for such benefits would cause the Executive to be taxed on the Company’s actual cost of providing such accident and group health insurance benefits because such benefits are “self-insured,” the Company will instead pay such premiums on an after-tax basis so the premium amounts are included in the Employee’s taxable income. With respect to any such benefits that are taxable and not otherwise excluded from deferred compensation under Code Section 409A, any amount reimbursable and paid in one tax year shall not affect the amount to be reimbursed or paid in another tax year, all reimbursements shall be paid no later than the end of the Executive’s taxable year following the tax year in which such expenses were incurred and the reimbursements under this Section cannot be substituted for any other benefit. The Company’s obligation to make the payments and provide the benefits described in this Section 8(c)(i) is conditioned expressly on Employee’s executing (and not revoking) a general release of any and all claims arising out of or relating to Employee’s employment and termination of employment in a form reasonably satisfactory to the Company (the “Release”). If Employee fails to execute a Release within forty-five (45) days following the later of (i) the Date of Termination or (ii) the date Employee actually receives an execution copy of such Release (which shall be delivered to Employee no later than five (5) business days following Date of Termination), or if Employee revokes such Release within seven (7) days following execution, Employee shall forfeit all payments and benefits described hereunder.

(ii) In the event Employee is terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the Date of Termination other than for payment of the Accrued Amounts, if any. As used herein, “Misconduct” means (A) the continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, and the Employee fails to cure such failure within ten (10) days after receipt of such demand, (B) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (other than such conduct resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated conduct after the issuance of a Notice of Termination by Employee for Good Reason), (C) Employee’s conviction for the commission of a felony or (D) action by Employee toward the Company involving dishonesty. Anything contained in this Agreement to the contrary notwithstanding, the Board shall have the sole power and authority to terminate the employment of Employee on behalf of the Company.

(d) Disability. If Employee shall have been absent from the full-time performance of Employee’s duties with the Company for ninety (90) consecutive calendar days as a result of Employee’s incapacity due to physical or mental illness, Employee’s employment may be terminated by the Company for “Disability” and Employee shall not be entitled to further compensation pursuant to this Agreement, other than for payment of the Accrued Amounts, if any. Notwithstanding the foregoing, in the event that Employee’s employment is terminated by the Company due to Disability, Employee shall be considered as immediately and totally vested in any and all Awards previously granted to Employee by the Company or its subsidiaries; provided, however, with respect to Awards that are deferred compensation subject to Code Section 409A, such accelerated vesting shall not cause an acceleration of a payment or result in a change in form of payment that would violate Code Section 409A.

(e) Resignation for Good Reason. Employee shall be entitled to terminate his employment for Good Reason as defined herein. If Employee terminates his employment for Good Reason, he shall be entitled to the compensation and benefits provided in Section 8(c)(i) hereof in accordance with the terms therein, including, without limitation, the requirement that Employee execute and not revoke the Release contemplated in Section 8(c)(i). “Good Reason” shall mean the occurrence of any of the following circumstances without Employee’s express written consent; provided, that, Employee has provided a Notice of Termination to the Company within fifteen (15) days after the initial occurrence of any such circumstance of Employee’s intention to terminate Employee’s employment for Good Reason, and the Company has failed to cure, to the extent curable, such circumstance within fifteen (15) days of receipt of the Notice of Termination given in respect hereof:

(i) the material breach of any of the Company’s obligations under this Agreement without Employee’s express written consent;

(ii) the continued assignment to Employee of any duties inconsistent with the office of Chairman, Chief Executive Officer and President;

(iii) the failure by the Company to pay to Employee any portion of Employee’s compensation;

(iv) the failure by the Company to continue to provide Employee with benefits substantially similar to those enjoyed by other executive officers who have entered into similar employment agreements with the Company under any of the Company’s medical, health, accident, and/or disability plans in which Employee was participating immediately prior to such time;

(v) a change in the location of Employee’s principal place of employment by the Company by more than 50 miles from the Company’s headquarters in Houston, Texas; or

(vi) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 14 hereof.

In addition, the occurrence of a Corporate Change, shall constitute “Good Reason” hereunder, but only if Employee terminates his employment within ninety (90) days following the effective date of such Corporate Change.

(f) Notice of Termination. Any purported termination of Employee’s employment by the Company under Sections 8(c)(ii) (Misconduct) or 8(d) (Disability), or by Employee under Section 8(e) (Good Reason), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which, if by the Company and is for Misconduct or Disability, shall set forth in reasonable detail the reason for such termination of Employee’s employment, or in the case of resignation by Employee for Good Reason, said notice must specify in reasonable detail the basis for such resignation. A Notice of Termination given by Employee pursuant to Section 8(e) shall be effective even if given after the receipt by Employee of notice that the Board has set a meeting to consider terminating Employee for Misconduct. Any purported termination for which a Notice of Termination is required which is not effected pursuant to this Section 8(f) shall not be effective.

(g) Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination, provided that the Date of Termination shall be at least fifteen (15) days following the date the Notice of Termination is given; provided, however, that in the case of Employee’s resignation for Good Reason, Date of Termination shall mean the close of business on the last day on which the Company may cure any circumstance alleged by Employee to give rise to a Good Reason termination. Notwithstanding the foregoing, in the event Employee is terminated for Misconduct, the Company may refuse to allow Employee access to the Company’s offices (other than to allow Employee to collect his personal belongings under the Company’s supervision) prior to the Date of Termination. Notwithstanding anything herein to the contrary, for purposes of this Agreement, “termination of employment” shall mean Employee’s “separation from service” from the Company and its “affiliates” as defined in Code Section 409A and Final Treasury Regulations Section 1.409A-1(h), including the default presumptions thereof. For purposes of this Agreement, “affiliate” shall mean (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Board, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise; provided, however, with respect to any payment or benefit subject to Section 409A of the Code, the term “affiliate” shall mean any member of the Company’s control group within the meaning of Final Treasury Regulations Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof.

(h) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor (except as set forth in Section 8(c)(i)(B)) shall the amount of any payment provided for in this Agreement be reduced by any compensation earned or benefits received by Employee as a result of employment by another employer, except that any severance amounts payable to Employee pursuant to the Company’s severance plan or policy for employees in general shall reduce the amount otherwise payable pursuant to Sections 8(c)(i) or 8(e).

(i) Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by Employee hereunder in connection with the termination of Employee’s employment would, as determined by tax counsel selected by the Company, constitute an “Excess Parachute Payment” (as defined in Section 280G of the Internal Revenue Code), the Company shall fully “gross-up” such payment so that Employee is in the same “net” after-tax position he would have been if such payment and gross-up payments had not constituted Excess Parachute Payments, and such “gross-up” payment shall be made no later than the end of Employee’s taxable year next following Employee’s taxable year in which he remits the taxes to which such gross-up payment relates. The Company shall reimburse any costs and expenses incurred by Employee, including without limitation, attorneys’ fees due to a tax audit or litigation in connection with any excise tax (including penalties and interest or other excise taxes thereon) under Code Section 4999 or Code Section 280G and any such reimbursement shall be made by the end of the Employee’s tax year following the tax year in which such taxes that are subject to the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, by the end of the Employee’s tax year following the tax year in which the audit is completed or there is a final nonappealable settlement or other resolution of the litigation. The Employee’s right to payment or reimbursement pursuant to this Section 8(i) shall not be subject to liquidation or exchange for any other benefit.

(j) Resignation from Board. In the event Employee’s employment by the Company is terminated for any reason (other than Employee’s death), Employee shall immediately resign as a member of the Board and the board of directors of any of the Company’s subsidiaries. Nothing herein shall be deemed to limit the power of the shareholders of the Company to at any time remove any director, including, without limitation, Employee, in accordance with applicable law. All payments to Employees pursuant to this Agreement shall be conditioned upon Employee’s compliance with his obligations under this Section 8(j).

(k) Code Section 409A.

(i) Notwithstanding any provision of this Section 8 to the contrary, if all or any portion of the benefits provided in this Section 8 is determined to be “nonqualified deferred compensation” subject to Code Section 409A, and the Company determines that Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such benefits (or portion thereof) shall be accumulated and paid on the first day of the seventh month following Employee’s termination of employment. For purposes of this Agreement, whether Employee is a “specified employee” will be determined in accordance with the written procedures adopted by the Board.

(ii) This Agreement is intended to comply with the provisions of Section 409A of the Code, and shall be interpreted and construed accordingly. The Company shall have the discretion and authority to amend this Agreement at any time to satisfy any requirements of Code Section 409A or guidance published thereunder; provided, however, any such amendment shall maintain the economic terms of this Agreement for the Employee. However, in no event will the Company have any liability for any failure of the Agreement to satisfy Code Section 409A, and the Company does not guarantee that the Agreement complies with Code Section 409A.

(iii) The Company shall promptly reimburse Employee for eligible expenses under this Agreement that Employee incurs and properly reports to the Company in accordance with its expense reimbursement rules and policies. Notwithstanding anything herein to the contrary or otherwise, all reimbursements shall be made so as to be exempt from Section 409A of the Code and to the extent not exempt: (A) the amount of expenses eligible for reimbursement or in-kind benefits provided during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, (B) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any Awards with the Company or any of its affiliated companies.

10. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.

11. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address, directed to the attention of the Board with a copy to the Secretary of the Company, and to Employee at Employee’s residence address on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 13 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.

14. Withholding Taxes.

(a) Tax Withholding. The Company shall have the power and the right to deduct or withhold from any benefits payable under this Agreement an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld.

(b) Share Withholding. With respect to tax withholding required upon the upon the lapse of restrictions on the Inducement Stock and the Salary Stock, or upon any other taxable event arising as a result of any stock awards pursuant to this Agreement, Employee may elect, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be made in writing, signed by the Employee, and shall be subject to any restrictions or limitations that the Company, in its discretion, deems appropriate. Any fraction of a share required to satisfy such obligation shall be disregarded and the Employee shall instead pay the amount due in cash.

15. No Restraints. As an inducement to the Company to enter into this Agreement, Employee represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exist no impediments or restraints, contractual or otherwise, on Employee’s powers right or ability to enter into this Agreement and to perform his duties and obligations hereunder.

16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, except those which are set forth expressly in this Agreement. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Arbitration. Either party may elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect. If the parties cannot mutually agree on an arbitrator, then the arbitration shall be conducted by a three arbitrator panel, with each party selecting one arbitrator and the two arbitrators so selected selecting a third arbitrator. The findings of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in any court having jurisdiction. The findings of the arbitrator(s) shall not be subject to appeal to any court, except as otherwise provided by applicable law. The arbitrator(s) may, in his or her (or their) own discretion, award legal fees and costs to the prevailing party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

GULF UNITED ENERGY, INC.

By:  /S/ DON WILSON
Name:  Don Wilson
Title:  Chief Executive Officer

EMPLOYEE:

/S/ JOHN B. CONNALLY III
John B. Connally III